Exhibit 3(i)(a)

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

A. O. SMITH CORPORATION

A. O. Smith Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the stockholders of the Corporation to consider such amendment at the next annual meeting of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board hereby determines and declares that it is advisable and in the best interests of the Company and the Company’s stockholders to amend the Charter to delete the existing first paragraph of Article 4 of the Charter and insert in lieu thereof the following (the “Amendment”):

“The aggregate number of shares which the corporation has the authority to issue shall be two hundred seventy million (270,000,000) shares, consisting of:

(a)	twenty seven million (27,000,000) shares designated as “Class A Common Stock,” with a par value of Five Dollars ($5) per share;

(b)	two hundred forty million (240,000,000) shares designated as “Common Stock,” with a par value of One Dollar ($1) per share; and

(c)	three million (3,000,000) shares designated as “Preferred Stock,” with a par value of One Dollar ($1) per share.”

2. That pursuant to a resolution of the Board of Directors the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the GCL at which meeting the necessary number of shares as required by the GCL were voted in favor of the amendment.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf this 11th day of April, 2016.

By:	/s/ James F. Stern
	Name:	James F. Stern
	Title:	Executive Vice President,
General Counsel and Secretary